Exhibit 99.2

Joseph C. Lawler

Chairman, President &

Chief Executive Officer

1100 Winter Street, Suite 4600

Waltham, MA 02451

jlawler@cmgi.com

tel 781-663-5017

fax 781-663-5045

Via Hand Delivery

April 3, 2007

Mr. David J. Riley

c/o CMGI, Inc.

1100 Winter Street, Suite 4600

Waltham, MA 02451

Dear David:

Congratulations on your taking on your new role as Executive Vice President, Corporate Development of CMGI, Inc. (“CMGI” or the “Company”). This appointment will be effective when CMGI’s new Chief Financial Officer commences employment. In this capacity, you will continue to report to me with a dotted line to the Company’s new Chief Financial Officer, and will continue to be a member of the Executive Leadership Team (“ELT”).

In this role, you will be responsible for the development of CMGI’s overall corporate development activities including mergers and acquisitions, as well as strategic alliances. You will be responsible for identification, analysis and recommendations concerning development opportunities and as necessary you will present your findings and recommendations to the ELT and the Board of Directors. You will lead negotiations affecting M&A activities when directed to do so by me, and you will collaborate with the Chief Financial Officer and other ELT members to effectively execute strategic opportunities to drive attractive growth. I expect that you will play a central role in the evaluation of synergies that can be achieved with any acquisition and where required you will play a key role in integration activities.

This letter will serve to memorialize certain changes to your compensation arrangements with the Company. Effective April 1, 2007, your annualized base salary will be $230,000. You will also continue to be eligible to receive a bonus for fiscal year 2007 based on a target annualized bonus equal to 50% of your base salary earned during fiscal 2007. The actual bonus payment you receive will be based on CMGI’s successful satisfaction of fiscal year 2007 business objectives pursuant to the terms and conditions of the CMGI FY2007 Executive Management Incentive Plan. You will also be provided a monthly car allowance in the amount of $750, which will be treated for tax purposes as additional compensation to you. In addition, on April 13, 2007, you will receive a cash bonus of $100,000.

Mr. David J. Riley

Page Two

April 3, 2007

On April 13, 2007, you will be awarded 100,000 shares of restricted common stock of CMGI. This award will be made pursuant to the 2000 Stock Incentive Plan. Provided you remain employed by the Company on each vesting date, the restrictions with respect to the restricted stock award will lapse in three equal annual installments (each with respect to 33.33% of the award), on each of the first three anniversary dates of the award date. The Company encourages you to promptly speak with your own tax or legal advisor with respect to the tax effect and any filings that you may want to make with the Internal Revenue Service in connection with this restricted stock award.

The restricted stock award will be subject to all terms, limitations, restrictions and termination provisions set forth in the referenced plan and in the restricted stock agreement (which will be based upon the Company’s standard form of restricted stock agreement) that will be executed to evidence the award of restricted stock. You will also be required to execute the Company’s standard form of Non-Competition Agreement as a condition of CMGI awarding you shares of CMGI restricted stock.

You will also continue to be eligible to receive annual equity grants in 2007. The Company typically makes an annual equity grant following the release of full year results each year and you will be eligible to participate with a targeted grant of an option to purchase 200,000 shares of common stock. In addition, as a senior executive of the Company you will be a participant in the Company’s FY2007 Performance-Based Restricted Stock Bonus Plan. Under this plan, if the Company meets certain financial goals in fiscal 2007, participants will receive a pre-determined number of shares of restricted stock, and you will receive 90,000 shares of restricted stock. If the financial goals are not met, no awards will be made under this plan.

You will continue to be an employee at will, meaning that either you, or the Company, may terminate your employment at any time and for any or no reason, with or without notice. Should the Company terminate your employment without Cause (as defined below) you will be entitled to receive 12 months base salary. Payment of this amount would be made in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination.

Any payment of severance benefits will be conditioned upon your execution of the Company’s standard form of general release. For the purpose of this arrangement, which will be included in an Executive Severance Agreement, “Cause” shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or

Mr. David J. Riley

Page Three

April 3, 2007

responsibilities required pursuant to your employment, after written notice and an opportunity to cure, (iii) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) a breach by you of any representations or warranties made to the Company, (vi) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii), (iv) or (v), or (vii) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

David, I look forward to working with you in this new role.

Sincerely,

/s/ Joseph C. Lawler
Joseph C. Lawler
Chairman, President and Chief Executive Officer

Agreed and accepted:

/s/ David J. Riley	4/3/07
David J. Riley	Date